Exhibit 99.1

NEWS RELEASE

April 23, 2004

FOR RELEASE AT 6:00 A.M. EDT FRIDAY, APRIL 23, 2004

NWN REPORTS RESULTS FOR QUARTER ENDED 3/31/04

PORTLAND, Ore. – Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, reported consolidated earnings applicable to common stock of $32.6 million, equivalent to $1.24 a diluted share, for the three months ended March 31, 2004, Mark S. Dodson, president and chief executive officer, said Friday. These results compare to earnings of $26.3 million, or $1.01 a diluted share, in the first quarter of 2003.

“We are pleased to report NW Natural’s strong start for the year,” Dodson said, “with contributions from customer growth and an improving industrial market as well as the effects of rate increases and the new weather normalization mechanism approved last fall as part of our Oregon general rate case.”

First Quarter Detail

Total gas deliveries in the first quarter were 388 million therms, up 12 percent from 347 million therms in the first quarter of 2003. Utility margin (gross revenues minus cost of gas) was $110 million, up $14.2 million or 15 percent from last year.

Sales and margin in the first quarter of 2004 were higher than last year’s equivalent results in both the Company’s temperature-sensitive residential and small commercial markets and in its large commercial and industrial markets.

Sales to residential and commercial customers were 242 million therms, up 10 percent from last year. Weather in NW Natural’s service area in Oregon and Washington was 7 percent colder than last year’s first quarter. However, despite a week of unusually cold weather in January during which the Company broke its previous record for gas deliveries in a single day by almost 20 percent, the first quarter as a whole still was 2 percent warmer than the 25-year average for the period. The Company’s new weather normalization mechanism in Oregon contributed $2.7 million of margin in the first quarter, equivalent to 6 cents a diluted share of earnings, making up a significant portion of the lost margin that otherwise would have resulted from the warmer-than-average weather.

Sales and transportation deliveries to industrial customers in the first quarter were 146 million therms, up 14 percent from the first quarter of 2003. Margin from the industrial market was up 12 percent. The improvements in the industrial market reflect the addition of a large new customer, cooler weather, some rate design changes approved in the Oregon general rate case and an improving economy.

NW Natural continues to be one of the fastest growing gas distribution utilities in the country. The 17,690 customers added to the Company’s system since March 31, 2003, represent a growth rate of 3.1 percent. Customer growth in the past year contributed an estimated 5.6 million therms in sales volumes and $2.6 million in margin to the first quarter’s results. NW Natural now serves about 584,000 customers in Oregon and southwest Washington.

Rate increases approved by the Public Utility Commission of Oregon (OPUC) in NW Natural’s Oregon general rate case, concluded last fall, contributed about $4.7 million in margin to the results for the first quarter of 2004, equivalent to 11 cents a diluted share of earnings. These increases included rate recognition of the first phase of a major extension of the pipeline that brings gas from NW Natural’s Mist storage field to the Portland metropolitan area. NW Natural completed the first phase of its South Mist Pipeline Extension and put it into service in mid-November 2003.

NW Natural has a Purchased Gas Adjustment (PGA) tariff in Oregon under which it absorbs 33 percent of any excess cost of gas, or retains 33 percent of any savings, both as compared to the gas commodity prices built into rates. The Company also has an off-system gas sales program under which it shares margins realized from its sales in the off-system market of natural gas that was under contract with gas suppliers, but was not required for delivery to core market customers. NW Natural’s commodity costs in the first quarter of 2004 were higher than the costs built into rates due to rising spot prices and the need to purchase additional short-term supplies during the period of extreme cold weather in January. The Company’s share of its excess commodity costs in the first quarter of 2004, and the margins realized from its off-system gas sales program, together reduced margin by $1.2 million for the quarter, equivalent to a loss of 3 cents a diluted share. The equivalent result in the first quarter of 2003 was shared savings and off-system margins of $4.5 million, contributing about 11 cents a diluted share of earnings to last year’s first quarter results. The Company expects results from the PGA sharing mechanism to be close to break-even for the balance of this year.

NW Natural’s decoupling mechanism, approved by the OPUC in 2002 as part of the Company’s “Conservation Tariff,” contributed $1.0 million of margin in the first quarter of 2004, equivalent to 2 cents a diluted share of earnings, compared to $0.5 million or 1 cent a share in the first quarter of 2003.

The decoupling mechanism was designed to break the link between the Company’s earnings and the quantity of energy consumed by its customers, so the Company does not have an incentive to discourage customers’ conservation efforts.

NW Natural earned $0.8 million, after tax and revenue sharing, from its non-utility gas storage business segment in the first quarter of 2004. These earnings were equivalent to 3 cents a diluted share, compared to earnings from this segment of 5 cents a share in the first quarter of 2003. The Company provides gas storage services to customers in the interstate market from its Mist gas storage field, using storage capacity that has been developed in advance of core utility customers’ requirements. Results from the segment also include earnings from a contract with an independent energy trading company that seeks to optimize the use of NW Natural’s assets by trading temporarily unused portions of its gas storage capacity and upstream pipeline transportation capacity. Earnings from this business segment were lower in the first quarter of 2004 than in the first quarter of 2003, primarily due to a lower contribution from the optimization contract. The Company expects results from the storage segment for the balance of this year to be generally in line with the results from the first quarter.

Updated Outlook for 2004

NW Natural confirmed its prior estimate that earnings for 2004 will be in the range of $1.85 to $2.00 a share. Consistent with prior earnings guidance, the estimate assumes average weather conditions for the balance of the year. The estimate also includes the projected effects of rate changes or deferrals to be applied in 2004 upon completion of the remaining phase of NW Natural’s project for the extension of its natural gas pipeline from the Mist gas storage field.

The Company previously reported that as a matter of practice it would not be providing specific earnings guidance for each quarter of the year, but that with each earnings announcement it would explain how the results from the prior quarter affect the prospects for the year as a whole. With reference to the quarter ended March 31, 2004, the results for this quarter are consistent with expectations for the year as a whole. Because the rate increases approved in NW Natural’s Oregon general rate case apply predominantly to the temperature-sensitive residential and commercial customer classes, whose consumption patterns are seasonal, NW Natural expects that the resulting revenue increases will be recognized to a greater extent in the first and fourth calendar quarters of each year than in the second and third quarters. The higher costs the revenue increases were designed to recover are spread more evenly throughout the year, however. For that reason, and because the Company expects results from its optimization and off-system sales activities to be lower than last year’s, it can be expected that results in the second and third quarters of 2004 will be weaker than the results for the equivalent quarters in 2003.

Dividends Declared

The Board of Directors of NW Natural has declared a quarterly dividend of 32.5 cents a share on the Company’s common stock. The dividends will be paid on May 14, 2004, to shareholders of record on April 30, 2004.

Conference Call Arrangements

As previously reported, NW Natural will conduct a conference call and Webcast starting at 10:30 a.m. EDT (7:30 a.m. Pacific Time) on April 23 to review the Company’s first quarter financial results as well as its updated guidance for 2004.

To hear the conference call live, please call 800.299.6183, or 617.801.9713 from international points including Canada. Participants will be asked for their name, company name, phone number, the name of the conference they will be joining (“NW Natural”) and the conference passcode (30765402). A replay of the call will be available two hours after completion of the conference on April 23 and until Friday, May 7. To access the recording, call 888.286.8010, and enter the conference replay passcode number 89612747.

To hear the conference by Webcast, log on to NW Natural’s corporate Website at www.nwnatural.com and select the Webcast icon on the home page. A replay of the Webcast will be available two hours after the conference concludes.

Note: This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results will be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including governmental policy and regulatory action, the competitive environment and economic factors, as well as weather conditions. For a more complete description of these uncertainties and risk factors, see the Company’s filing with the Securities and Exchange Commission on Form 10-K for the year ended Dec. 31, 2003.

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release in cents per share on a diluted basis. These amounts reflect factors that directly impact the Company’s earnings. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

PRESS CONTACT:	Steve Sechrist
503/226-4211 Ext. 3517

INVESTOR CONTACT:	James Boehlke
503/721-2451
503/226-4211 Ext. 2451

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Thousands, except per share amounts)

First Quarter - 2004

	3 Months Ended March 31,		12 Months Ended March 31,
	2004	2003	2004	2003
Gross Operating Revenues	$254,450	$206,539	$659,167	$569,352
Cost of Sales	142,416	107,951	357,655	293,886

Operating Margin	112,034	98,588	301,512	275,466
Operating Expense:
O&M	25,510	24,071	97,859	87,022
Other Taxes	12,453	10,817	36,761	32,891
D&A	13,906	13,166	54,989	52,442

Total Operating Expenses	51,869	48,054	189,609	172,355

Operating Income	60,165	50,534	111,903	103,111
Other Income (Expense)	23	(584)	2,757	(14,604)
Interest Charges - Net	8,944	8,946	35,097	34,929
Income Tax Expense	18,632	14,600	27,372	17,829

Net Income from Operations	32,612	26,404	52,191	35,749
Preferred and Preference Dividends	—	147	147	1,832

Earnings Applicable to Common Stock	$32,612	$26,257	$52,044	$33,917

Common Shares Outstanding:
Average for Period	25,972	25,617	25,830	25,518
End of period	26,003	25,647	26,003	25,647

Earnings per Share:
Basic	$1.26	$1.03	$2.01	$1.33
Diluted	$1.24	$1.01	$2.00	$1.32

Dividends Paid Per Share	$0.325	$0.315	$1.28	$1.26
Book Value Per Share - end of period	$20.49	$19.57	$20.49	$19.57
Market Closing Price - end of period	$31.25	$25.10	$31.25	$25.10

Balance Sheet Data (at end of period):
Total assets	$1,585,234	$1,487,218	$1,585,234	$1,487,218
Common Stock Equity	$532,738	$501,925	$532,738	$501,925
Long-term debt and redeemable preferred stock (including amounts due in one year)	$500,130	$494,176	$500,130	$494,176

Operating Statistics:
Total Customers-end of period	583,582	565,892	583,582	565,892

Gas Deliveries (therms)
Res. & Comm. Customers	242,476	219,761	604,605	566,075
Industrial Firm	18,510	14,554	59,270	54,014
Industrial Interruptible	24,376	3,685	68,685	15,551
Transportation	102,958	109,160	408,352	444,427

Total	388,320	347,160	1,140,912	1,080,067

Gas Revenues
Res. & Comm. Customers	$224,990	$186,573	$557,740	$488,485
Industrial Firm	12,294	8,666	37,206	33,766
Industrial Interruptible	11,974	1,844	33,791	7,885
Transportation	3,295	5,805	15,452	25,373
Other revenues	45	1,051	6,454	4,896

Total	$252,598	$203,939	$650,643	$560,405

Cost of gas sold	$142,400	$107,934	$357,594	$293,824
Net operating revenues (utility margin)	$110,198	$96,005	$293,049	$266,581

Degree Days
Normal (25-year average)	1,852	1,857	4,229	4,248
Actual	1,807	1,683	4,076	3,995
Colder (warmer) than normal	-2%	-9%	-4%	-6%

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

		Three Months Ended
		3/31/04	3/31/03	Increase
1.	Gross Operating Revenues	$254,450,000	$206,539,000	$47,911,000
2.	Net Income	$32,612,000	$26,404,000	$6,208,000
a/3.	Earnings Applicable to Common Stock	$32,612,000	$26,257,000	$6,355,000
4.	Average Shares of Common Stock Outstanding	25,972,000	25,617,000	355,000
a/5.	Basic Earnings Per Share of Common Stock	$1.26	$1.03	$0.23
a/6.	Diluted Earnings Per Share of Common Stock	$1.24	$1.01	$0.23

		Twelve Months Ended
		3/31/04	3/31/03	Increase
1.	Gross Operating Revenues	$659,167,000	$569,352,000	$89,815,000
2.	Net Income	$52,191,000	$35,749,000	$16,442,000
a/3.	Earnings Applicable to Common Stock	$52,044,000	$33,917,000	$18,127,000
4.	Average Shares of Common Stock Outstanding	25,830,000	25,518,000	312,000
a/5.	Basic Earnings Per Share of Common Stock	$2.01	$1.33	$0.68
a/6.	Diluted Earnings Per Share of Common Stock	$2.00	$1.32	$0.68

a/	After allowance for preferred and preference stock dividend requirements.